Exhibit 107

Calculation of Filing Fee Table
Form S-8
BRP Group, Inc.

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid	Equity	Class A Common Stock, par value $0.01	Rule 457(c) and Rule 457(h)	2,331,128	$26.405	$61,553,434.84	0.00014760	$9,085.29
	Total Offering Amounts					$61,553,434.84		$9,085.29
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$9,085.29

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of Class A common stock, $0.01 par value per share (“Class A Common Stock”), of BRP Group, Inc. (the “Company” or “Registrant”) (i) authorized for issuance under the BRP Group, Inc. Omnibus Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Class A Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The Proposed Maximum Offering Price per Unit and the Maximum Aggregate Offering Price are based on the average of the high ($26.67) and low ($26.14) prices of the Registrant's Class A Common Stock as reported on the NASDAQ Global Select Market on February 22, 2024.
(3)	Rounded up to the nearest penny.